Exhibit 19.1

OUTLOOK THERAPEUTICS, INC.

AMENDED AND RESTATED

INSIDER TRADING POLICY

Initially Adopted by the Board - January 28, 2016

As Amended and Restated by the Board – June 21, 2023

As Amended and Restated by the Board – December 10, 2024

I.  INTRODUCTION

This policy determines acceptable transactions in the securities of Outlook Therapeutics, Inc. (the “Company” or “Outlook”) by our employees, directors, consultants and contractors. During the course of your relationship with the Company, you may receive important information that is not yet publicly available (“inside information”), about the Company or about other publicly traded companies with which the Company has business dealings.  Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly traded company, or to disclose such information to a third party who does so profit (a “tippee”).

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions and bona fide gifts. All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

II. INSIDER TRADING POLICY

A. Securities Transactions

Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited.  You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee.  Furthermore, it is important that the appearance of insider trading in securities be avoided.  There are no exceptions to this policy, except as specifically noted below.

B. Inside Information

As a practical matter, it is sometimes difficult to determine whether you possess inside information.  The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock.  Certainly, if the information makes you want to trade, it would probably have the same effect on others.  Remember, both positive and negative information can be material.  If you possess inside information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This policy also applies to all family members and other household members of

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those covered by this policy and all companies controlled by those covered by this policy. You may never recommend to another person that he or she buy, hold, sell or otherwise acquire or dispose of our securities. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting.  For purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the Internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the Compliance Officer (the Chief Financial Officer of the Company).

Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:

(a)	financial results or forecasts;
(b)	major new products or processes;
(c)	communications with government agencies, such as the FDA;
(d)	strategic plans;
(e)	discovery and development of new product candidates and new technology;
(f)	details, including timelines, or results of clinical trials of the Company's product candidates;
(g)	significant changes or developments in suppliers;
(h)	major new drugs, processes or services, or many developments related to the same;
(i)	acquisitions or dispositions of assets, divisions, companies, etc.;
(j)	pending public or private sales of debt or equity securities;
(k)	declaration of stock splits, dividends or changes in dividend policy;
(l)	major contract awards or cancellations;
(m)	scientific, clinical. legislative or regulatory results or developments;
(n)	key management or control changes;
(o)	possible tender offers or proxy fights;

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(p)	employee layoffs;
(q)	financial restatements or significant writeoffs;
(r)	the establishment of a repurchase program with respect to the Company’s securities;
(s)	actual or threatened significant litigation, or the resolution of such litigation;
(t)	impending bankruptcy of the Company or its key collaborators or partners;
(u)	gain or loss of a significant license agreement or other contracts with customers or suppliers;
(v)	pricing changes or discount policies;
(w)	a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
(x)	establishment of or developments related to corporate partner relationships, strategic partnerships, joint ventures or other collaborations; and
(y)	notice of issuance or denial of patents.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or U.S. Securities and Exchange Commission (the “SEC”) filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed.  Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information.  For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.

III. STOCK TRADING BY OFFICERS, DIRECTORS AND OTHER EMPLOYEES

Because the officers and directors and certain members of management of the Company are the most visible to the public and are most likely, in the view of the public, to possess inside information about the Company, we require them to do more than refrain from insider trading.  We require that they limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly and annual financial results and notify, and receive approval from the Compliance Officer prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. We also require that employees limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly and annual financial results.

A. Covered Insiders

The provisions outlined in this stock trading policy apply to all officers, directors, employees and consultants of the Company. Generally, any entities or immediate family members or others whose trading activities are controlled by any of such persons should be considered to be subject to the same restrictions.

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B. Window Period

Generally, except as set forth in this policy, officers, directors and employees may buy or sell securities of the Company only during an open “window period” that opens after two full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results and closes after the close of the trading on the last trading day of the quarter or year, as applicable. This window period may be closed and may not reopen if, in the judgment of the Company’s Chief Executive Officer or Chief Financial Officer, there exists undisclosed information that would make trades inappropriate. This closing of the window period/prohibition on trading is commonly called, and referred to in this policy, as a “trading blackout.” A trading blackout may be implemented, for example, if there is some information or development with or relating to the Company’s business that merits a suspension of trading.  It is important to note that the fact that a trading blackout has been imposed and/or that the window period has not reopened should be considered inside information.  If a trading blackout has been imposed due to the existence of material nonpublic information, generally the window period will not re-open until the third trading day (e.g., two full trading days have elapsed) after the Company’s public dissemination of the material nonpublic information, or until such time a determination is made that it is no longer material nonpublic information.  An officer, director or other employee who believes that special circumstances require him or her to trade outside the window period (e.g., during any trading blackout period) should consult with the Compliance Officer who will consult with the Company’s counsel.  Permission to trade outside the window period (during any trading blackout period) will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

C. Exceptions to Window Period/Trading Blackout

1.ESPP/Option Exercises.  Officers and other employees who are eligible to do so may purchase stock under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP without restriction to any particular period.  Directors and officers and other members of management may exercise options for cash granted under the Company’s stock option plans without restriction to any particular period.  However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options or pursuant to the ESPP is subject to all provisions of this policy.

2.Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

3. 10b5-1 Automatic Trading Programs.  In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director, officer or other employee that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Trading Plan”) may be made without restriction to any particular period provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1 of the Exchange Act, at the time when such individual was not in possession of inside information about the Company and the Company had not imposed any trading blackout period, (ii) the Trading Plan was reviewed and pre-approved by the Company prior to establishment to confirm compliance with this policy, any 10b5-1 trading plan or other applicable guidelines of the Company as may be in effect from time to time, and applicable securities laws and (iii) the Trading Plan allows for the cancellation of a transaction and/or suspension of the such Trading Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (e.g. exceeding the number of shares that may be sold under Rule 144) or (b) would create material adverse consequences

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for the Company.  The Company must be notified of the establishment of any such Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan.

4.Domestic Relations Order. This policy does not apply to the acquisition or disposition of Outlook’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

D. Pre-Clearance and Advance Notice of Transactions

In addition to the requirements listed above, officers and directors and certain other employees and designated consultants of the Company who have been notified of their designation may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, gift, pledge, hedge or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer (the “Clearing Officer”) at least two business days in advance of the proposed transaction. This includes even proposed bona fide gifts involving the Company’s common stock or transfers for tax planning purposes in which the beneficial ownership and pecuniary interest in the transferred securities do not change. This requirement does not apply to transactions that are specifically exempted from this policy, including purchases or sales of the Company’s securities made pursuant to a Trading Plan that complies with this policy.  The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in the Company’s Section 16 Compliance Program) to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any.  Pre-cleared transactions not completed within three business days shall require new pre-clearance under the provisions of this paragraph.  The Company may, at its discretion, shorten such period of time.

Persons subject to pre-clearance must also give advance notice of an intent to exercise an outstanding stock option to the Clearing Officer.  To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan shall also be given to the Clearing Officer.  Upon completion of any transaction, the officer or director or other member of management must immediately notify the Compliance Coordinator and any other individuals identified in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

E.  Prohibition of Speculative or Short-term Trading. No officer, director, employee or consultant to the Company may engage in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to the Company’s securities at any time.

1. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an employee, director or consultant of the Company to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee, director or consultant may no longer have the same objectives as the Company’s other shareholders. Therefore, employees, directors and consultants of the Company are prohibited from engaging in any such transactions.

2. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in

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foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, employees, directors and consultants of the Company are prohibited from holding Company securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

3.  Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an employee, director or consultant of the Company is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the provisions herein.

F. Short-Swing Trading/Control Stock/Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

IV. DURATION OF POLICY’S APPLICABILITY

This policy continues to apply to your transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after your employment, directorship or consultancy with the Company has terminated.  If you are in possession of inside information when your relationship with the Company concludes, you may not trade in the Company’s securities or the securities of such other company until the information has been publicly disseminated or is no longer material. Further, if you leave the Company during a trading blackout period, then you may not trade in the Company’s securities or securities of other applicable companies until the trading blackout period has ended.

V. PENALTIES

Anyone who effects transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company.  An employee, director or consultant who has questions about this policy should contact his or her own attorney or the Compliance Officer  Please also see Frequently Asked Questions attached hereto as EXHIBIT A.

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EXHIBIT A

FREQUENTLY ASKED QUESTIONS

1.What is insider trading?

A:  Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in options (puts and calls) the price of which is linked to the underlying price of a company’s securities. It does not matter how many securities you buy or sell, or whether it has an effect on the price – if you have or become aware of material nonpublic information and you trade, you have broken the law and violated our insider trading policy. In addition, our insider trading policy provides that if in the course of your relationship with the Company, you learn of confidential information that is material to another publicly trading company with which the Company does business, including a customer, supplier, partner or collaborator of the Company, you may not trade in that other company’s securities until the information becomes public or is no longer material to that other company.

2.Why is insider trading illegal?

A:  If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace.  Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.

3.What is material, nonpublic information?

A:  Information is material if it would influence a reasonable investor to buy or sell a stock, bond future or other security.  This could mean many things – financial, regulatory or clinical trial results, potential acquisitions or mergers, major contracts, etc. Information is nonpublic if it has not yet been released and disseminated to the public.

4.Who can be guilty of insider trading?

A:  Anyone who engages in a transaction of securities while aware of or in possession of material, nonpublic information.  It does not matter if you are not an executive officer or director, or even if you do not work at the Company – if you know something material about the value of a security that not everyone else does, regardless of who you are, you can be found guilty of insider trading.

5.Does the Company have an insider trading policy?

A:  Yes.

6.What if I work in a foreign office?

A:  There is no difference.  The policy and law applies to you. Because our securities trade on a U.S. securities exchange, the insider trading laws of the United States apply.  The SEC (a U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (also known as “FINRA”) (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by internationally-based individuals and firms. In

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addition, as an Outlook employee, contractor or consultant, our policies apply to you no matter where in the world you work.

7.	What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?

A:  That is called “tipping.” You are the “tipper” and the other person is called the “tippee.”  If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be guilty of insider trading too. As a result, you may not discuss material nonpublic information about the Company with anyone outside Outlook, including spouses, family members, friends, or business associates. This includes anonymous discussion on the Internet about the Company or companies with which the Company does business.

8.	What if I don’t tell them the information itself, I just tell them whether they should buy or sell?

A:  That is still tipping, and you can still be found guilty of insider trading.  According to our policies, you may never recommend to another person that they buy, hold or sell our securities or any derivative security related to our securities.

9.What are the penalties if I trade on inside information, or tip off someone else?

A:  In addition to disciplinary action by the Company, which may include termination of employment, anyone found liable in a civil case for trading on inside information may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount.  Persons found liable for tipping inside information, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.

10.What is “loss avoided”?

A:  If you sell common stock or a related derivative security before the negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

11.	Am I restricted from trading securities of any companies other than the Company (for example a customer or competitor of the Company)?

A:  Yes. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company.  Therefore, if you obtain material nonpublic information about another company, you should not trade in that company’s securities.  You should be particularly conscious of this restriction if, through your position at the Company, you sometimes obtain sensitive, material information about other companies and their business dealings with the Company.

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12.	So if I do not trade Outlook securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A:  Not necessarily.  Even if you do not violate U.S. law, you may still violate our policies.  Our policies are stricter than the law requires so that we and our employees, contractors and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

13.So when can I buy or sell my Outlook securities?

A:  According to our policies, if you have material nonpublic information, you may not buy or sell our securities until the third trading day after that information is released or announced to the public.  At that point, the information is considered public.  Even if you do not have material, nonpublic information, you may not trade in our securities during any trading “blackout” period.  And finally, directors, officers, and certain other employees and designated consultants of the Company who have been notified of their designation must pre-clear any purchases or sales of stock with the Clearing Officer two business days in advance of the proposed transaction.

14.	If I have an open order to buy or sell Outlook securities on the date a trading blackout is imposed, my broker will cancel the open order and won’t execute the trade, right?

A:  No.  If you have any open orders at the time a trading blackout is imposed, it is your responsibility to cancel these orders with your broker.  If you have an open order and it executes after the trading window closes, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.

15.Am I allowed to trade derivative securities of the Company? Or short the Company’s common stock?

A:  No.  Under our policies, you may not trade in derivative securities related to our securities, which includes, but is not limited to publicly traded call and put options.  In addition, under our policies, you may not engage in short selling of our securities at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options.”  These are different from employee stock options, which are not derivative securities.

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.

16.Why does the Company prohibit trading in derivative securities and short selling?

A:  Many companies with volatile stock prices have adopted such policies because of the temptation it represents to try to benefit from a relatively low cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and encourages speculative trading.  For this reason, we have decided to prohibit employees from such trading.  As we are dedicated to building stockholder value, short selling our securities is adverse to our stated values and would not be received well by our stockholders.

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17.Can I purchase Outlook securities on margin or hold them in a margin account?

A:  Under our policies, you may not purchase our securities on margin or hold them in a margin account at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities.  Holding our securities in a margin account includes holding the securities in an account in which the securities can be sold to pay a loan to the brokerage firm.

18.	Why does the Company prohibit me from purchasing Outlook securities on margin or holding them in a margin account?

A:  Margin loans are subject to a margin call whether or not you possess insider information at the time of the call.  If your margin call were called at a time when you had insider information and you could not or did not supply other collateral, you and the Company could be subject to litigation based on your insider trading activities: the sale of the securities (through the margin call) when you possessed material nonpublic information.  The sale would be attributed to you even though the lender made the ultimate determination to sell.  The SEC takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

19.	Can I hedge my ownership position in the Company?

A:  Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as the Company’s other shareholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.

20.	Can I exercise stock options during a trading blackout period or when I possess material nonpublic information?

A:  Yes.  You may exercise the option and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) or otherwise settle the option during a trading blackout period or any time that you have material nonpublic information.  Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due.

21.Am I subject to the trading blackout period if I am no longer an employee of the Company?

A:  It depends.  If your employment with the Company ends on a day when the window period is closed, you will be subject to the trading blackout period then in effect.  If your employment with the Company ends on a day when the window period is open, you will not be subject to the next trading blackout.  However, even if you are not subject to our trading blackout after you leave the Company, you should not trade in Outlook securities if you possess material nonpublic information.  That restriction stays with you as long as the information you possess is material and not released by the Company.

22.	Can I gift securities while I possess material nonpublic information or during a trading blackout period?

A:  No. A gift of stock could subject you to insider trading liability if you are aware of material nonpublic information at the time of the gift and knew or were reckless in not knowing that the recipient would sell the securities prior to the disclosure of such information. Therefore, gifts may only be made

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when you are not in possession of material nonpublic information and not subject to a trading blackout period.

23.	What if I purchased publicly traded options or other derivative securities before I became an Outlook employee (or contractor or consultant)?

A:  The same rules apply as for employee stock options.  You may exercise the publicly traded options at any time, but you may not sell such securities during a trading blackout period or at any time that you have material nonpublic information.  When you become an Outlook employee, you must report to our Compliance Officer that you hold such publicly traded options or other derivative securities.

24.May I own shares of a mutual fund that invests in the Company?

A:  Yes.

25.Are mutual fund shares holding Outlook securities subject to the trading blackout periods?

A:  No.  You may trade in mutual funds holding our securities at any time.

26.May I use a “routine trading program” or “10b5-1 plan”?

A:  Yes, subject to the requirements discussed in our Insider Trading Policy, any 10b5-1 trading plan guidelines that may be in effect from time to time and applicable securities laws.  A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact the Compliance Officer for approval.

27.What happens if I violate our insider trading policy?

A:  Violation of our policies may result in severe personnel action, including a memo to your personnel file and up to and including termination of your employment or other relationship with the Company.  In addition, you may be subject to criminal and civil enforcement actions by the government.

28.Can I pledge my Company securities as collateral for a personal loan?

A: No. Pledging your shares as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

29.Who should I contact if I have questions about our insider trading policy?

A:  You should contact the Compliance Officer.

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